AnaptysBio Appoints Dr. Paul F. Lizzul As Chief Medical Officer
Dermatology Physician-Scientist To Lead Wholly-Owned Pipeline Advancement

SAN DIEGO, July 31st, 2020 - AnaptysBio, Inc. (Nasdaq: ANAB), a clinical-stage biotechnology company developing first-in-class antibody product candidates focused on emerging immune control mechanisms applicable to inflammation and immuno-oncology indications, today announced the appointment of Paul F. Lizzul, M.D., Ph.D. as Chief Medical Officer.

“Paul’s extensive expertise in the development of immune-modulating therapeutics will be instrumental to the advancement of AnaptysBio’s wholly-owned pipeline programs,” said Hamza Suria, president and chief executive officer of AnaptysBio. “Seven AnaptysBio-generated therapeutic antibodies have advanced to the clinic to date, and we will continue leveraging our capital-efficient business model to further expand AnaptysBio’s product pipeline.”

“I am excited to join the dedicated team at AnaptysBio and lead the development of our first-in-class antibody pipeline,” said Dr. Lizzul. “Our wholly-owned clinical-stage programs, including etokimab, imsidolimab and ANB030, have the potential to meaningfully improve medical care for patients suffering from debilitating inflammatory diseases.”

Dr. Lizzul joins AnaptysBio as Chief Medical Officer and will lead the company’s development organization, including clinical medicine, clinical operations, regulatory affairs, pharmacology and toxicology. Prior to AnaptysBio, he has served as Global Development Lead for Inflammation at Amgen, Chief Medical Officer of Sienna Biopharmaceuticals and Senior Medical Director at Kythera Biopharmaceuticals. Dr. Lizzul served as Assistant Professor of Dermatology and conducted clinical research at Tufts Medical Center. He is a board-certified dermatologist, a faculty member of the American Academy of Dermatology and has also served on the United States Food and Drug Administration (FDA) Dermatology and Ophthalmic Drugs Advisory Committee. Dr. Lizzul received his M.D., Ph.D. in molecular genetics and M.P.H. in epidemiology from the Robert Wood Johnson Medical School at Rutgers. He has also earned an M.B.A. in entrepreneurship from the Rutgers Business School.

About AnaptysBio
AnaptysBio is a clinical-stage biotechnology company developing first-in-class antibody product candidates focused on emerging immune control mechanisms applicable to inflammation and immuno-oncology indications. The Company’s proprietary anti-inflammatory pipeline includes its anti-IL-33 antibody etokimab, previously referred to as ANB020, for the treatment of chronic rhinosinusitis with nasal polyps, or CRSwNP, and eosinophilic asthma; its anti-IL-36R antibody imsidolimab, previously referred to as ANB019, for the treatment of rare inflammatory diseases, including generalized pustular psoriasis, or GPP, and palmoplantar pustulosis, or PPP; its anti-PD-1 agonist program, ANB030, for treatment of certain autoimmune diseases where immune checkpoint receptors are insufficiently activated; and its BTLA modulator program, ANB032, which is broadly applicable to human inflammatory diseases associated with lymphoid and myeloid immune cell dysregulation. AnaptysBio’s antibody pipeline has been developed using its proprietary somatic hypermutation, or SHM platform, which uses in vitro SHM for antibody discovery and is designed to replicate key features of the human immune system to overcome the limitations of competing antibody discovery technologies. AnaptysBio has also developed multiple therapeutic antibodies in an immuno-oncology collaboration with GlaxoSmithKline, including an anti-PD-1 antagonist antibody (dostarlimab, GSK4057190A), an anti-TIM-3 antagonist antibody (cobolimab, GSK4069889A) and an anti-LAG-3 antagonist antibody (GSK4074386), and an inflammation collaboration with Bristol-Myers Squibb, including an anti-PD-1 checkpoint agonist antibody (CC-90006) currently in clinical development.

Contact:
Dennis Mulroy
AnaptysBio, Inc.
858-732-0201
dmulroy@anaptysbio.com